AGREEMENT AND PLAN OF MERGER

                     dated September 23, 1997

                          by and between

  EL CHICO HOLDING COMPANY, L.P. and EL CHICO ACQUISITION, INC.

                               and

                    EL CHICO RESTAURANTS, INC.

                        TABLE OF CONTENTS

                                                             Page


ARTICLE I - CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . .1

ARTICLE II - THE MERGER. . . . . . . . . . . . . . . . . . . . .5
          Section 2.1    The Merger. . . . . . . . . . . . . . .5
          Section 2.2    Effective Time of the Merger. . . . . .5
          Section 2.3    Articles of Incorporation . . . . . . .6
          Section 2.4    Bylaws. . . . . . . . . . . . . . . . .6
          Section 2.5    Directors of the Surviving Corporation.6
          Section 2.6    Officers of the Surviving Corporation .6
          Section 2.7    Effects of Merger . . . . . . . . . . .6

ARTICLE III - CONVERSION OF SHARES . . . . . . . . . . . . . . .6
          Section 3.1    Effect Of Merger on Capital Stock . . .6
          Section 3.2    Exchange of Certificates. . . . . . . .7
          Section 3.3    Further Assurances. . . . . . . . . . .8

ARTICLE IV -  THE CLOSING. . . . . . . . . . . . . . . . . . . .8
          Section 4.1    Closing . . . . . . . . . . . . . . . .8

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . .9
          Section 5.1    Organization and Qualification. . . . .9
          Section 5.2    Authority; Non-Contravention; Statutory Approvals;
          Compliance     . . . . . . . . . . . . . . . . . . . .9
          Section 5.3    Ownership of Company Common Stock10          . . .

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . 10
          Section 6.1    Organization and Qualification. . . . 11
          Section 6.2    Subsidiaries. . . . . . . . . . . . . 11
          Section 6.3    Capitalization. . . . . . . . . . . . 11
          Section 6.4    Authority; Non-Contravention; Statutory Approvals;
                    Compliance     . . . . . . . . . . . . . . 12
          Section 6.5    Reports and Financial Statements. . . 14
          Section 6.6    Absence of Certain Changes or Events; Absence of
                    Undisclosed Liabilities. . . . . . . . . . 14
          Section 6.7    Litigation. . . . . . . . . . . . . . 15
          Section 6.8    Proxy Materials . . . . . . . . . . . 15
          Section 6.9    Tax Matters . . . . . . . . . . . . . 16
          Section 6.10   Employee Matters. . . . . . . . . . . 16
          Section 6.11   Environmental Matters . . . . . . . . 17
          Section 6.12   Vote Required . . . . . . . . . . . . 17
          Section 6.13   Insurance . . . . . . . . . . . . . . 18
          SECTION 6.14 Material Contracts and Agreements. . . . . .
          . . . . . . . . . . . . . . . . . 18
          Section 6.15   State Takeover Statutes; Absence of
          Supermajority Provision. . . . . . . . . . . . . . . 18
          Section 6.16   Certain Interest. . . . . . . . . . . 18

ARTICLE VII - REPRESENTATIONS AND WARRANTIES REGARDING SUB . . 19
          Section 7.1    Organization and Standing . . . . . . 19
          Section 7.2    Capital Structure . . . . . . . . . . 19
          Section 7.3    Authority; Non-Contravention. . . . . 19

ARTICLE VIII - CONDUCT OF BUSINESS PENDING THE MERGER. . . . . 20
          Section 8.1    Ordinary Course of Business . . . . . 20
          Section 8.2    Dividends . . . . . . . . . . . . . . 20
          Section 8.3    Issuance of Securities. . . . . . . . 20
          Section 8.4    Charter Documents . . . . . . . . . . 21
          Section 8.5    Capital Expenditures. . . . . . . . . 21
          Section 8.6    No Dispositions . . . . . . . . . . . 21
          Section 8.7    Indebtedness. . . . . . . . . . . . . 21
          Section 8.8    Compensation, Benefits. . . . . . . . 21
          Section 8.9    Accounting. . . . . . . . . . . . . . 22
          Section 8.10   Insurance . . . . . . . . . . . . . . 22
          Section 8.11   Permits . . . . . . . . . . . . . . . 22
          SECTION 8.12 Merger. . . . . . . . . . . . . . . . . . .
          . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE IX - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . 22
          Section 9.1    Cooperation, Notification . . . . . . 22
          Section 9.2    Third-Party Consents. . . . . . . . . 22
          Section 9.3    Access to Information . . . . . . . . 23
          Section 9.4    Regulatory Matters. . . . . . . . . . 23
          Section 9.5    Shareholder Approval; Proxy Statement 24
          Section 9.6    Indemnification; Directors' and Officers'
          Insurance. . . . . . . . . . . . . . . . . . . . . . 24
          Section 9.7    Schedules . . . . . . . . . . . . . . 25
          Section 9.8    Public Announcements. . . . . . . . . 26
          Section 9.9    Stock Option and Bonus Plans. . . . . 26
          Section 9.10   No Solicitations. . . . . . . . . . . 26
          Section 9.11   Cancellation Fee. . . . . . . . . . . 27
          Section 9.12   No Withdrawal of Recommendation . . . 27
          Section 9.13   Expenses. . . . . . . . . . . . . . . 28
          Section 9.14   Employee Benefit Matters; Severance . 28
          SECTION 9.15 Escrow Agreement. . . . . . . . . . . . . .
          . . . . . . . . . . . . . . . . . . . . . . .        28
          Section  9.16 Covenant to Satisfy Conditions . . . . 28

ARTICLE X - CONDITIONS . . . . . . . . . . . . . . . . . . . . 29
          Section 10.1   Conditions to Each Party's Obligation to
          Effect the Merger. . . . . . . . . . . . . . . . . . 29
          Section 10.2   Conditions to Obligation of Parent to
          Effect Merger. . . . . . . . . . . . . . . . . . . . 29
          Section 10.3   Conditions to Obligation of the Company to
          Effect the Merger    . . . . . . . . . . . . . . . . 30


ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . 31
          Section 11.1   Termination . . . . . . . . . . . . . 31
          Section 11.2   Effect of Termination . . . . . . . . 33
          Section 11.3   Payments of Expenses. . . . . . . . . 33
          Section 11.4   Amendment . . . . . . . . . . . . . . 34
          Section 11.5   Waiver. . . . . . . . . . . . . . . . 34

ARTICLE XII - GENERAL PROVISIONS . . . . . . . . . . . . . . . 34
          Section 12.1   Non-Survival of Representations and
          Warranties . . . . . . . . . . . . . . . . . . . . . 34
          Section 12.2   Brokers . . . . . . . . . . . . . . . 35
          Section 12.3   Notices . . . . . . . . . . . . . . . 35
          Section 12.4   Miscellaneous . . . . . . . . . . . . 36
          Section 12.5   Interpretation. . . . . . . . . . . . 36
          Section 12.6   Counterparts; Effect. . . . . . . . . 36
          Section 12.7   Parties in Interest . . . . . . . . . 36
          Section 12.8   Specific Performance. . . . . . . . . 36
          Section 12.9   Further Assurances. . . . . . . . . . 37



                        Company Schedules

Schedule 5.3        -    Ownership of Company Common Stock
Schedule 6.2        -    Subsidiaries
Schedule 6.4(d)     -    Compliance
Schedule 6.6(a)     -    Absence of Certain Changes or Events;
Absence of
                    Undisclosed Liabilities
Schedule 6.6(b)     -    Financial Statement Disclosure
Schedule 6.7        -    Litigation
Schedule 6.10(a)    -    Benefit Plans
Schedule 6.11       -    Environmental Matters
Schedule 6.14       -    Material Contracts and Agreements
Schedule 6.16       -    Certain Interests
Schedule 8.6        -    No Dispositions
Schedule 8.8        -    Compensation Benefits
Schedule 9.9        -    Stock Option and Bonus Plans



                             Exhibits

Exhibit A -    Bylaw Excerpt
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                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1997 (this "Agreement"), by and among El Chico Holding Company, L.P., a limited partnership formed under the laws of the State of Texas ("Parent"), El Chico Acquisition, Inc. , a corporation formed under the laws of the State of Texas and a wholly-owned subsidiary of Parent ("Sub"), and El Chico Restaurants, Inc., a corporation formed under the laws of the State of Texas (the "Company").

     WHEREAS, Parent has executed a Confidentiality Agreement in favor of Company in connection with an auction conducted by the Company; and

     WHEREAS, the Company has relied upon such Confidentiality
Agreement in entering into this Agreement; and

     WHEREAS, the General Partner of Parent and the respective Boards of Directors of Sub and the Company have approved, and the Company has declared advisable and in the best interests of its shareholders, the merger of Sub with and into the Company (the "Merger"), pursuant to the terms and conditions set forth in this Agreement;

     WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Conversion Value;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                            ARTICLE I

                       CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Articles of Merger" shall have the meaning set forth in
Section 2.2.

     "Certificates" shall have the meaning set forth in
Section 3.2(b).

     "Closing" and "Closing Date" shall have the meaning set forth in Section 4.1.

     "Company Benefit Plans" shall have the meaning set forth in
Section 6.10(a).

     "Company Common Stock" shall mean the common stock, par value $0.10 per share, of the Company (and the associated preferred stock purchase rights with respect thereto under the Company's shareholder rights plan).

     "Company Confidentiality Agreement" shall mean that certain confidentiality agreement, dated as of September 22, 1997, by and between the Company and Parent.

     "Company Financial Statements" shall have the meaning set forth in Section 6.5(d).

     "Company Material Adverse Change" or "Company Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Company Preferred Stock" shall mean the preferred stock, par value $0.10 per share, of the Company.

     "Company Required Consents" shall mean all required third-party consents or other approvals.

     "Company Required Statutory Approvals" shall have the meaning set forth in Section 6.4(c).

     "Company SEC Reports" shall have the meaning set forth in
Section 6.5(b).

     "Company Special Committee" shall mean the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company.

     "Company Shareholders' Approval" shall have the meaning set forth in Section 6.4(a)(i).

     "Conversion Value" shall have the meaning set forth in
Section 3.1(b).

     "Converted Shares" shall have the meaning set forth in
Section 3.2(b).

     "Dissenting Shareholder" shall have the meaning set forth in
Section 3.1(d).

     "Effective Time" shall have the meaning set forth in
Section 2.2.

     "Environmental Claims" shall mean, with respect to any person, any and all actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or non-compliance with any Environmental Law.

     "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Permits" shall mean all applicable environmental, health and safety permits and authorizations.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in
Section 3.2(a).

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

     "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which such person operates.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

     "Parent Material Adverse Change" or "Parent Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Parent Required Statutory Approvals" shall have the meaning set forth in Section 5.2(c).

     "Permitted Encumbrances" shall mean: with respect to the Company, the Parent or any of their respective Subsidiaries, as the case may be, (a) liens securing payments to mechanics and materialmen, not yet delinquent, and liens securing payment of taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(b) such title defects as the Company or the Parent, as the case may be, has expressly waived in writing; (c) liens, encumbrances and claims to be released at the Closing or which are described in the Schedules; (d) existing terms and provisions of Leases; and (e) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Company's assets ("Encumbrances") which would not have a material adverse effect on the operation, value or use of such assets.

     "Proxy Materials" shall have the meaning set forth in
Section 6.4(c).

     "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or mitigation into the atmosphere, soil, subsurface, surface water, groundwater or property.

     "Representatives" shall have the meaning set forth in
Section 9.3.

     "Rights Agreement" shall mean that certain Rights Agreement, dated as of February 9, 1995, between the Company and Society
National Bank (the "Rights Agreement").

     "Schedules" shall have the meaning set forth in Section 9.7.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Stock Plan" shall have the meaning set forth in Section 9.9.

     "Sub Material Adverse Effect" shall mean any change or effect that is or, so far as can be reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Sub taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     "Superior Takeover Proposal" means any bona fide Takeover
Proposal on terms that the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

     "Surviving Corporation" shall have the meaning set forth in
Section 2.1.

     "Takeover Proposal," shall mean (i) any tender or exchange offer, proposal for merger, consolidation or other business combination involving the Company or any of its material Subsidiaries, (ii) any proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the Company then outstanding in a transaction or a series of transactions, or (iii) any proposal to acquire all or substantially all of the assets of the Company; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and Parent that may be proposed as contemplated hereby.

     "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

     "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Parent or any of its Subsidiaries on the one hand, or the Company or any of its Subsidiaries on the other hand.

     "TBCA" shall mean the Texas Business Corporation Act, as amended.

     "Violation" shall have the meaning set forth in
Section 5.2(b).


                            ARTICLE II

                            THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the TBCA.

     Section 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article X and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in
Article X shall have been satisfied or waived, the parties hereto will (i) file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA and
(ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Texas or at such other time as Parent and the Company shall agree shall be specified in the Articles of Merger (the "Effective Time").

     Section 2.3 Articles of Incorporation. The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time, until duly amended.

     Section 2.4    Bylaws.  The Bylaws of Sub as in effect
immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time, until duly amended.

     Section 2.5 Directors of the Surviving Corporation. The individuals who are members of the board of directors of Sub immediately prior to the Effective Time shall comprise the full board of directors of the Surviving Corporation following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.6 Officers of the Surviving Corporation. The individuals who are officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation following the Effective time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Effects of Merger. The Merger shall have the effects set forth in the TBCA.


                           ARTICLE III

                       CONVERSION OF SHARES

     Section 3.1    Effect Of Merger on Capital Stock.  At the
Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Sub:

     (a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Sub or any Subsidiary of Parent or held in the treasury of the Company shall be canceled and cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 3.1(a)), which shall include the Right attached to each share of Common Stock pursuant to the Rights Agreement, shall be converted into $12.75 (the "Conversion Value"). Upon such conversion, all such shares of Company Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above upon the surrender of such certificate in accordance with Section 3.2 (or, in the case of shareholders perfecting their right to dissent in accordance with the TBCA, the rights of Dissenting Shareholders under the TBCA).

     (c) Treatment of Common Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving
Corporation.

     (d) Rights of Dissent. Holders of shares of Company Common Stock shall have the right under Article 5.11 of the TBCA to dissent from the Merger. If the Merger is consummated, each holder of Company Common Stock who has not voted in favor of the Merger and who otherwise has perfected its right to dissent under Article
5.12 of the TBCA (a "Dissenting Shareholder") shall be entitled to such rights of a dissenting shareholder, and each share of Company Common Stock in respect of which such rights to dissent shall have been perfected shall not be converted into the Conversion Value unless such appraisal rights shall cease as provided in Article 5.13 of the TBCA.

     Section 3.2    Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the date hereof and in any case prior to the Effective Time, Parent and the Company shall mutually agree on a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent"). On the Closing Date and prior to the filing of the Articles of Merger, Parent shall deposit with the Exchange Agent a sufficient amount of cash to pay to the shareholders of the Company the consideration for the Merger specified in Section 3.1(b). Such cash will be invested by the Exchange Agent in U.S. government securities maturing in 30 days or less and all interest which is earned thereon prior to the time the cash is fully paid to the shareholders of the Company shall be paid over by the Exchange Agent to the Surviving Corporation in accordance with the terms of the agreement with the Exchange Agent on the first anniversary of the Closing Date (if not otherwise required to satisfy obligations owing to the shareholders of the Company).

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into cash pursuant to
Section 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for such cash. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the consideration that such holder has the right to receive pursuant to the provisions of this Article III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of the Company, a check representing the consideration may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed,
(y) such bond, security or indemnity, as Parent or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a check representing the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration for the Merger contemplated by Section 3.1(b).

     (c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of Company Common Stock are presented for transfer, they shall be canceled and exchanged for the consideration determined in accordance with this Article III.

     (d) Termination of Duties of Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to Parent for payment of any funds to which such holder may be entitled, subject to applicable law. None of Parent, the Company or the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 3.3 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                            ARTICLE IV

                           THE CLOSING

     Section 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article X is fulfilled or waived, or at such other time and date and place as Parent and the Company shall mutually agree (the "Closing Date"). Either the Company or Parent may postpone the Closing Date fixed above one time for a period not exceeding 15 days.


                            ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 5.1 Organization and Qualification. Parent is a limited partnership duly organized and validly existing under the laws of the State of Texas, and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Sub has all requisite limited partnership or corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, individually or in the aggregate, will not have a Parent Material Adverse Effect.

     Section 5.2    Authority; Non-Contravention; Statutory
Approvals; Compliance.

     (a)  Authority.

          (i) The general partner of Parent has approved the Merger Agreement. Parent has all requisite power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals, to consummate the Merger and the other transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Parent.

          (iii) This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Parent or any of its Subsidiaries, under any provisions of:

          (i) the limited partnership agreement, certificate of limited partnership, articles of incorporation, bylaws or similar governing documents of Parent or any of its Subsidiaries;

          (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or business as presently conducted;

          (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not, in the aggregate, have a Parent Material
Adverse Effect.

     (c) Statutory Approvals. Except for (i) filing by Parent of a pre-merger notification report form under the HSR Act, (ii) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles of Merger with the Texas Secretary of State with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities in other states in which Parent is qualified to do business, no declaration, filing, or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice, obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     Section 5.3 Ownership of Company Common Stock. Except as provided in Schedule 5.3, Parent does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock, and no entity or person "beneficially owning" any general or limited partnership interest in Parent "beneficially owns" any shares of Company Common Stock.


                            ARTICLE VI

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     Section 6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Texas, and each of the Company's Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing, under the laws of its jurisdiction of formation. Each of the Company and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failure which, individually or in the aggregate, will not have a Company Material Adverse Effect. The copies of the respective articles or certificates of incorporation, bylaws, limited partnership agreements and certificates of limited partnership, as amended to date, of each of the Company and its Subsidiaries which have been delivered to Parent are complete and correct and in full force and effect at the date of this Agreement.

     Section 6.2    Subsidiaries.

     (a) Schedule 6.2 sets forth a description as of the date hereof of all Subsidiaries of the Company, including the name of each such entity, the state or jurisdiction of its formation, a brief description of the principal line or lines of business conducted by each such entity and the Company's interest therein.
Schedule 6.2 includes each significant subsidiary, as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC, of the Company.

     (b) All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are (i) validly issued, fully paid, and, in the case of each Subsidiary that is a corporation, nonassessable (ii) free of statutory preemptive rights and (iii) are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other equity interests or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 6.3    Capitalization.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock.

     (b) As of September 22, 1997, 3,717,386 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of September 22, 1997, 1,054,780 shares of Company Common Stock and no shares of Company Preferred Stock are held by the Company in its treasury. No shares of Company Common Stock or Company Preferred Stock are owned by any of the Company's Subsidiaries.

     (c) All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of statutory preemptive rights.

     (d) As of September 22, 1997, (i) 766,225 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the employee and director stock plans and
(ii) 186,766 shares of Company Common Stock were reserved for future awards under such plans. The sum of the numbers of shares stated in Section 6.3(b) and this Section 6.3(d) is the total number of shares of Company Common Stock outstanding as of the date hereof on a fully-diluted basis and represents all shares of Company Common Stock to be exchanged for the Conversion Value.

     (e) Except as described in Section 6.3 (d) and the Rights Plan, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

     (f) The Merger shall be an "Approved Acquisition" as that term is defined in the Rights Agreement, so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby and thereby will not result in the grant of any rights to any person under the Rights Agreement or enable or require any rights thereunder to be exercised, distributed or triggered.

     Section 6.4    Authority; Non-Contravention; Statutory
Approvals; Compliance.

     (a)  Authority.

          (i) The Company Special Committee has approved this Agreement and the Merger and has recommended approval to the Board of Directors of the Company. The Board of Directors of the Company has approved and declared the Merger fair to and advisable and in the best interests of the shareholders of the Company and has determined to recommend to such shareholders that they vote in favor of the Merger. The Company has all requisite power and authority to enter into this Agreement and, subject to approval by the Company's shareholders in accordance with the TBCA (the "Company Shareholders' Approval") and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and, subject to obtaining the Company Shareholders' Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

          (iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation by the Company or any of its Subsidiaries under any provisions of:

          (i) the articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries;

          (ii) subject to obtaining the Company Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

          (iii) subject to obtaining the Company Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have a Company Material Adverse Effect.

     (c) Statutory Approvals. Except for (i) filing by the Company of a pre-merger Notification Report form under the HSR Act,
(ii) the filing with the SEC of (A) preliminary and definitive proxy materials with respect to the Merger in accordance with Regulation 14A under the Exchange Act (the "Proxy Materials") and
(B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles of Merger with the Texas Secretary of State with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities in other states in which the Company is qualified to do business, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     (d)  Compliance.

          (i) Except as described in Schedule 6.4(d), neither the Company nor any of its Subsidiaries is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a Company Material Adverse Effect.

          (ii) The Company and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary, to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a Company Material Adverse Effect.

     Section 6.5    Reports and Financial Statements.

     (a) Since December 31, 1996, the filings required to be made by the Company and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

     (b) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1996 (such documents as filed, and any and all amendments thereto, the "Company SEC Reports").

     (c) The Company SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by the Company with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

     Section 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Except as set forth in Schedule 6.6(a), from December 31, 1996 through the date hereof, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been
(i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (ii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, net of amounts recoverable from available insurance, that would have a Company Material Adverse Effect, (iv) any direct or indirect redemption, purchase or other acquisition of any shares of Company Common Stock or any issuance of any shares of capital stock of the Company or grant of any option to purchase or other right to acquire shares of capital stock of the Company, or any acceleration of the date as of which any options to purchase or other rights to acquire Company Common Stock become exercisable or
(v) any other fact or condition exists that would reasonably likely have a Company Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, determined or determinable, contingent or otherwise) and no existing condition, situation or set of circumstances known to the Company exists, in each case, of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1996, (ii) that have accrued or been reserved against since December 31, 1996 in the consolidated interim financial statements of the Company since December 31, 1996 or are disclosed on Schedule 6.6(b) or (iii) that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Company Material Adverse Effect.

     Section 6.7 Litigation. Except as set forth in Schedule 6.7, there are no (i) claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries,
(ii), to the knowledge of the Company, investigations or reviews pending or threatened against, relating to or affecting the Company or any of its Subsidiaries (iii) judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, or (iv) existing violations nor aggregates of existing violations by the Company or any of its Subsidiaries of any federal, state or local laws, regulations or orders that, individually or in the aggregate, would have, or would reasonably likely have, a Company Material Adverse Effect. Without regard to the Company Material Adverse Effect limitation contained in this Section 6.7, Schedule 6.7 will include all matters of the nature required to be disclosed therein which expose or in reasonable likelihood would expose the Company to liability in excess of $50,000.

     Section 6.8    Proxy Materials.

     (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Materials will, at the date the definitive proxy statement filed with the SEC is mailed to the shareholders of the Company and, as the same may be amended or supplemented, at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to the Company or its Subsidiaries necessary in order to make the statements therein with respect to the Company or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

     (b) The definitive proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act as of such respective dates, will comply (with respect to the Company and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 6.9    Tax Matters.

     (a) The Company and each of its Subsidiaries has (i) filed within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established. None of the filed Tax Returns is incomplete or inaccurate in any manner which would have a Company Material Adverse Effect.

     (b) As of the date hereof, there is no claim, assessment, audit, deficiency, refund litigation, proposed adjustment, administrative or court proceeding or matter in controversy with respect to any Taxes or Tax Returns, and none of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (c) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial
Statements in accordance with GAAP.

     Section 6.10   Employee Matters.

     (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), except as set forth in Schedule 6.10(a) and except, in the case of clauses
(ii), (iii), (iv) and (v), as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) none of the Company Benefit Plans is a "multi-employer plan" within the meaning of ERISA; (ii) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan; (iv) each Company Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Company Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Company Benefit Plan. Except as set forth in
Schedule 6.10(a), neither the Company nor any of its Subsidiaries has any Company Benefit Plan or any employment or severance agreement with any of its employees.

     (b)  Labor Matters.   (i) Neither the Company nor any of its
Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of the Company, threatened against or involving the Company or any of its Subsidiaries that has, or would be reasonably likely to have, a Company Material Adverse Effect; (iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of the Company, are there any campaigns being conducted to solicit cards from the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization; (v) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) the Company and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Company Material Adverse Effect.

     Section 6.11   Environmental Matters.   Except  as disclosed
in Schedule 6.11, and except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions of such permits,
(ii) there are no Environmental Claims against the Company or any of its Subsidiaries and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by the Company or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

     Section 6.12 Vote Required. The approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval") is the only vote of holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 6.13 Insurance. The Company and each of its Subsidiaries is, and has been continuously since December 31, 1996, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

     Section 6.14   Material Contracts and Agreements.

     (a) All material contracts of the Company or its Subsidiaries have been included in the Company SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

     (b) Schedule 6.14 sets forth a list as of the date hereof of all written or oral contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound which (i) would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1997, and which have not previously been included as exhibits in the Company SEC Reports and (ii) are not required to be filed as exhibits in the Company SEC Reports but under the terms of which the Company is committed, or may be committed to pay amounts in excess of $100,000 to any third party.

     Section 6.15 State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation shall apply to the Merger or any of the other transactions contemplated hereby. Except for the Company Shareholders' Approval, no other shareholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of the Company's Articles of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any shareholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

     Section 6.16 Certain Interest. Within the 12-month period immediately preceding the date of this Agreement, or as otherwise disclosed on Schedule 6.16 no executive officer or director of the Company or any of its Subsidiaries has directly or indirectly acquired any interest in any property of the Company or any of its Subsidiaries except as an executive officer, director or stockholder or has entered into any business relationship with the Company or any of its Subsidiaries of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Exchange Act, except as an officer, director or stockholder.

                           ARTICLE VII

           REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     Section 7.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

     Section 7.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights and are owned by Parent free and clear of all liens, claims and encumbrances.

     Section 7.3 Authority; Non-Contravention. Sub has all requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Sub, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provisions of (i) the articles of incorporation or bylaws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrance that, individually or in the aggregate, would not have a Sub Material Adverse Effect, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                           ARTICLE VIII

              CONDUCT OF BUSINESS PENDING THE MERGER

     After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, comply with the provisions of this
Article VIII.

     Section 8.1 Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Between the date hereof and the Closing Date, the Company will not hire any senior management personnel without the consent of the Parent, which consent will not be unreasonably withheld.

     Section 8.2 Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to the Company or its Subsidiaries.

     (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

     (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

          (i)  intercompany acquisitions of capital stock, or

          (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

     Section 8.3 Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

     (a) the issuance of common stock or other securities by the Company pursuant to the plans and arrangements listed in Schedule 6.10(a), in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms,

     (b) existing outstanding securities and rights to acquire securities of the Company, or

     (c) issuances by a wholly owned Subsidiary of its capital stock to the Company.

     Section 8.4 Charter Documents. The Company shall not amend or propose to amend its Articles of Incorporation or Bylaws in any way adverse to Parent.

     Section 8.5 Capital Expenditures. Except as required by law, the Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties or in the ordinary course of business consistent with prior practice.

     Section 8.6    No Dispositions.  Except as described in
Schedule 8.6, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements or dispositions of properties in the ordinary course of business consistent with prior practice.

     Section 8.7 Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

     (a) short-term indebtedness in the ordinary course of business consistent with past practice,

     (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or

     (c) borrowings or letters of credit under existing credit facilities.

     Section 8.8    Compensation, Benefits.  Except as described in
Schedule 8.8, or as may be required by applicable law or the provisions of any employee benefit plan, or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by the Company, as the case may be, or their respective Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of the Company, or its respective Subsidiaries, except for normal, increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Parent or the Company, as the case may be, or their respective Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or senior management employee.

     Section 8.9 Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

     Section 8.10 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

     Section 8.11 Permits. The Company shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which the Company operates.

     Section 8.12   Merger.  The Company shall not merge or
consolidate with any other corporation or person or enter into any similar transaction not in the ordinary course of its business.

                            ARTICLE IX

                      ADDITIONAL AGREEMENTS

     Section 9.1 Cooperation, Notification. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to:

     (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss matters pertinent to the proposed business combination,

     (b) promptly notify the other party of any change in the business, properties, assets condition (financial or otherwise), prospects, results of operations, or event that has had or, to the knowledge of such party, would reasonably likely have a Parent Material Adverse Effect, a Sub Material Adverse Effect or a Company Material Adverse Effect, and

     (c) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

     Section 9.2 Third-Party Consents. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all third-party consents necessary to consummate the Merger. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all such consents, as the case may be, obtained by such party.


     Section 9.3    Access to Information.

     (a) Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives (collectively, "Representatives") of the Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of the Company's and its Subsidiaries' plants, properties, books, contracts, commitments, records, including, but not limited to, Tax Returns, and such additional financial and operating data and other information Representatives of the Parent may from time to time reasonably request, but excluding (i) that information that is restricted by applicable confidentiality and secrecy agreements,
(ii) that information that a party may be restricted from disclosing under applicable law, (iii) the corporate proceedings of the Company in considering the Merger, and (iv) minutes of meetings of the Company's Special Committee, and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Representatives of the Parent:

          (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

          (ii) all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement.

         (b) In connection with the refinancing by Parent and Sub of the Company's current indebtedness, the Company agrees to provide all information reasonably requested by and cause its officers to participate in meetings with the lender or lenders.

     Section 9.4    Regulatory Matters.

     (a) HSR Filings. Each party hereto shall, in cooperation with the other, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto shall notify the other immediately upon receiving any request for additional information from either of such agencies with respect to such filings and shall respond promptly to any such requests.

     (b)  Other Regulatory Approvals.

          (i) Each party hereto shall cooperate and use its reasonable best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals.

          (ii) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

          (iii) The Company and Parent shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

     Section 9.5    Shareholder Approval; Proxy Statement.

     (a) Company Shareholder Approval. The Company shall, as promptly as reasonably practicable after the date hereof,

          (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval,

          (ii) distribute to its shareholders the Proxy Materials in accordance with applicable federal and state laws, and its Articles of Incorporation and Bylaws,

          (iii) recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

          (iv) cooperate and consult with Parent with respect to each of the foregoing matters, provided that nothing contained in this Section 9.5(a) shall require the Board of Directors of the Company to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     (b) Cooperation. Parent shall furnish all information concerning itself and its Subsidiaries that is required or customary for inclusion in the Proxy Materials.

     Section 9.6    Indemnification; Directors' and Officers'
Insurance.

     (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend, hold harmless and advance expenses to each person who is now, or has been at any time prior to the date hereof, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") to the same extent and in the same manner as is now provided in the respective certificates or Articles of Incorporation or Bylaws of the Company and such Subsidiaries in effect on the date hereof (the relevant portions of which are attached hereto as Exhibit "A"), with respect to any claim, liability, loss, damage, judgment, cost, expense or amount paid in settlement arising in whole or in part out of (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and (ii) any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"). Any Indemnified Party wishing to claim indemnification under this Section 9.6, upon learning of a claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 9.6 except to the extent such failure materially prejudices such party's position with respect to such claims). The Company, Parent and Sub agree that the foregoing rights to indemnification existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect until the disposition of such Indemnified Liabilities. This Agreement is intended to provide identical protection to that now afforded by the Company's Articles of Incorporation and Bylaws on the date hereof. Parent acknowledges that each of the Indemnified Parties is an intended third-party beneficiary of this Section 9.6.

     (b) Parent shall, subject to the terms set forth herein, indemnify and hold harmless each Indemnified Party against any Indemnified Liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. (For purposes of this Section 9.6, a finding of a breach by an Indemnified Party of his duty of disclosure shall not be deemed to be a breach of his duty of loyalty, unless found to be willful.)

     (c) For a period of four years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before and omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by this Agreement; provided further that, if the aggregate annual premiums for such insurance at any time during such four-year period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of this Agreement, then the obligation of the Surviving Corporation to provide insurance under this Section 9.6(c) shall be limited to the maximum coverage that shall then be available at an annual premium equal to 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of this Agreement.

     (d) The provisions of this Section 9.6 are for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives as if such Indemnified Party were a party hereto and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     Section 9.7    Schedules.

     (a) On or prior to the date of this Agreement, the Company shall have delivered to Parent all Schedules referenced herein (the "Schedules").

     (b) The Schedules when so delivered, shall constitute an integral part of this Agreement and each Schedule shall modify or otherwise affect only the representations, warranties, covenants or agreements of the Company contained in the section of this Agreement corresponding to the number of such Schedule.

     (c) The Schedules when so delivered by the Company will be accompanied by a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date of delivery, certifying that to each officer's knowledge (having made inquiry) all statements, representations, warranties or disclosures set forth in the Schedules are true, correct and complete in all respects and shall be deemed to have been made on and as of the date of this Agreement.

     Section 9.8 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     Section 9.9 Stock Option and Bonus Plans. The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of the Company under which the delivery of Company Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described in
Schedule 6.10(a)). The Company shall take such action as may be necessary so that from and after the date hereof, except as set forth in Schedule 9.9, no further grants of stock, options, or other rights shall be made under any Stock Plan, and that on or before the Effective Time each outstanding option or restricted stock award that remains unexercised or unvested under a Stock Plan as of the Effective Time shall be canceled at or prior to the Effective Time .

     Section 9.10   No Solicitations.

     (a) The Company shall not, and shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal with respect to the Company, or, in the event of any unsolicited Takeover Proposal with respect to the Company, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal with respect to the Company.

     (b) The Company shall notify Parent orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 48 hours of the receipt thereof.

     (c) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal regarding the Company.

     (d) Notwithstanding anything in this Section 9.10 to the contrary:

          (i) The Company may, prior to the vote of the shareholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Company Confidentiality Agreement to the extent that the Board of Directors of the Company determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

          (ii) The Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced in Section 9.10(d)(i) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) the Company may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

     Section 9.11 Cancellation Fee. In the event (i) the Company breaches its undertakings under Section 9.10 above, (ii) the board of directors of the Company withdraws its approval of this Agreement and the transactions contemplated hereby (whether or not in compliance with Section 9.12), (iii) this Agreement and the transactions contemplated hereby are not approved by the Company's shareholders at the meeting held for such purpose and the Company approves any Takeover Proposal within one year of the date hereof, which Takeover Proposal is ultimately consummated, whereby any party other than Parent or Sub would acquire directly or indirectly, for consideration consisting of cash, securities or a combination thereof, two-thirds (2/3rds) or more of the common stock of the Company then outstanding or all or substantially all of the assets of the Company or (iv) the Merger is abandoned pursuant to Section 11.1(e), then, in each case, Parent and Sub may terminate this Agreement without liability on their respective parts and Parent shall be entitled to receive from the Company a cancellation fee in the amount of $1,500,000, payable in cash within ten business days following demand therefor.

     Section 9.12 No Withdrawal of Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d) or (g), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of the Company may withdraw or modify its approval or Recommendation of this Agreement or the Merger.

     Section 9.13 Expenses. Subject to Section 11.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with preparing, printing, and mailing the Proxy Materials, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

     Section 9.14   Employee Benefit Matters; Severance.

     (a) Parent acknowledges that providing reasonable employee benefits to employees of the Company is an important factor in retaining the services of such employees following the Closing Date. Following the Closing, the Surviving Corporation shall provide a level of benefits to the employees and former employees of the Company and its Subsidiaries that, in the Surviving Corporation's sole judgment, is appropriate. This Section 9.14 shall not, however, give rise to third party beneficiary rights as to any person, and further shall not restrain the Surviving Corporation from exercising the right, in its sole discretion, to amend, modify, change, or terminate any benefit plan, fund, policy or program in any manner as provided in such plan, fund, policy or program and subject only to the provisions of ERISA or other applicable law.

     (b) Following the Closing, Parent shall maintain and give effect to each employment severance policy of the Company that is in effect as of the date hereof.

     SECTION 9.15     Escrow Agreement.     Parent and the Company
are entering into an Escrow Agreement of even date herewith, under the terms of which Parent has deposited the amount of $2,500,000 to secure the performance of its obligations hereunder, all upon the terms and subject to the conditions set forth and described in such Escrow Agreement.

     SECTION 9.16   Covenant to Satisfy Conditions.

          (a) Each of Parent, Sub and the Company shall take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

              (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, Parent, Sub and the Company shall each use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to the Company Shareholders' Approval), including fully cooperating with the other in obtaining the Company Required Statutory Approvals and all other approvals and authorizations of any - Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

                            ARTICLE X

                            CONDITIONS

     Section 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger or cause the Merger to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 11.5:

     (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained on or prior to December 31, 1997.

     (b) No Injunction or Damages. No suit, action or other proceeding shall be pending by any Governmental Authority in which it is sought to restrain or prohibit the performance of or to obtain damages in excess of $250,000 or other relief in connection with this Agreement or the transactions contemplated hereby, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time (or, in the case of the filings required, if any, under the HSR Act, all applicable waiting periods and any extensions thereof shall have expired or otherwise been terminated).

     Section 10.2 Conditions to Obligation of Parent to Effect Merger. The obligation of Parent to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to
Section 11.5:

     (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. Parent shall have received (i) a certificate signed by the Chief Executive Officer and Chief
Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge (having made inquiry), (A) the conditions set forth in Sections 10.2(a), (b),
(e) and (f) have been satisfied, (B) the number of shares of Company Common Stock outstanding as of the Closing Date on a fully-diluted basis represent all shares of Company Common Stock to be exchanged for the Conversion Value and (C) all statements, representations, warranties or disclosures set forth in the Schedules are true, correct and complete in all respects as of the Closing Date, or listing deviation, if any, (ii) resolutions of the Board of Directors of the Company approving and authorizing the Merger and the execution, delivery and performance of this Agreement, certified as of the Closing Date by the corporate secretary or assistant corporate secretary of the Company as being in full force and effect without modification or amendment, (iii) signature and incumbency certificates of the officers of the Company and (iv) good standing certificates (including verification of tax status) of recent date of the Company and each of its Subsidiaries from their respective states of incorporation and any other states in which failure to be qualified to do business would result in a Company Material Adverse Effect, certified in each case by the applicable Secretary of State or other authorized governmental entity.

     (d) Opinion of Jenkens & Gilchrist, a Professional Corporation. Parent shall have received an opinion of Jenkens & Gilchrist, a Professional Corporation, in form and substance satisfactory to Parent, addressed to Parent and dated the Closing Date, to the effect that: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and has corporate power and authority to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought, (iii) all corporate action by the Company required in order to effect the transactions contemplated hereby has been taken; (iv) all necessary action has been taken on behalf of the Company to make the Merger effective; and (v) each of the domestic and foreign Subsidiaries of the Company is a corporation or limited partnership duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation. In rendering the foregoing opinion, Jenkens & Gilchrist may rely on certificates of public authorities and, as to matters of fact, on certificates of officers of the Company, and on opinions of counsel qualified to practice in jurisdictions other than Texas as to matters involving the laws of those jurisdictions.

     (e)   Company Required Consents.  The Company Required
Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

     Section 10.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 11.5.

     (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer and Chief
Financial Officer of Parent, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 10.3(a), (b) and (e) have been satisfied.

     (d) Opinion of Cassell & Stone, L.L.P.. The Company shall have received an opinion of Cassell & Stone, L.L.P., in form and substance satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of Parent.

     (e) Merger Consideration Deposit. Parent and Sub shall have deposited with the Exchange Agent by wire transfer in immediately available funds, an amount equal to the product of the Conversion Value times the number of issued and outstanding shares of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 3.1(a)) as of the Effective Date.

            (f) Fairness Opinion. The opinion of Montgomery Securities delivered and addressed to the Board of Directors of the Company dated September 22, 1997 (the "Montgomery Opinion") shall not have been withdrawn.

     (g) Solvency Opinion. To the extent Parent shall have obtained a solvency opinion in connection with the financing of the transactions contemplated by this Agreement, such solvency opinion shall be addressed jointly to Parent and to the Company.

                            ARTICLE XI

                TERMINATION, AMENDMENT AND WAIVER

     Section 11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this Agreement:

     (a) by mutual written consent of the Board of Directors of the Company and the general partner of the Parent;

     (b) by the Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before January 31, 1998;

     (c) by the Company or Parent, by written notice to the other party if the Company has failed to obtain the Company Shareholders' Approval at a duly held Company Special Meeting, including any adjournments thereof, on or prior to December 31, 1997;

     (d) by the Company or Parent, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by the Company or Parent, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

     (e) by the Company, upon ten (10) days' prior notice to the Parent, if as a result of a Takeover Proposal with respect to the Company that the Board of Directors of the Company has determined to be a Superior Takeover Proposal, and the Board of Directors of the Company determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Company shall advise Parent in writing of the determination by the Board of Directors of the Company that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a copy of such Superior Takeover Proposal. During such ten (10) day period (i) Parent shall have the right to match the terms of such Superior Takeover Proposal and (ii) if it is impossible due to the type of consideration offered in such Superior Takeover Proposal for Parent to match the terms of such Superior Takeover Proposal, Parent may propose to the Company an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Company to proceed with the transactions contemplated herein;

     (f)  by Parent, by written notice to the Company, if

          (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied, or

          (ii) the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend any Superior Takeover Proposal with respect to the Company.

     (g) by the Company, by written notice to Parent, if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Parent hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied.

     (h)  by Parent, if there has been a Company Material Adverse
          Change since June 30,1997 which has not been remedied by the Closing Date.

     (i)  by Parent or Sub in accordance with Section 9.11.

     (j) by Parent or the Company, if within 30 days following the date of this Agreement Parent shall not have received (i) a commitment to purchase certain improved real properties of the Company for a consideration of not less than $26 million and (ii) a financing commitment from a reliable financial institution in the principal amount of not less than $35 million bearing interest at an annual rate not to exceed 11 1/2% with repayment amortized over not less than 7 years to effect the Merger and the transactions contemplated by this Agreement, refinance certain existing indebtedness of the Company and pay related fees and expenses; both of such commitments being on terms and conditions reasonably satisfactory to Parent and Sub. In the event Parent terminates this Agreement pursuant to the provisions of this Section 11.1(j), upon such termination, the Company shall be entitled to receive $250,000 of the funds deposited by Parent pursuant to the terms of the Escrow Agreement entered into between the parties pursuant to Section 9.15 hereinabove.

     Section 11.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 11.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that

     (a) Section 9.13, Section 11.3 and Section 12.2 shall survive,

     (b) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement and

     (c) no such termination shall relieve the Company for its liability pursuant to the provisions of Section 9.11

     Section 11.3   Payments of Expenses.

     (a) Damages Payable Upon Termination. If this Agreement is terminated pursuant to Section 11.1(f)(i), Section 11.1(g) or
Section 11.1(h), then the breaching party, or the Company if there has been a Company Material Adverse Change since June 30, 1997 which has not been remedied by the Closing Date, shall promptly (but in no event later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the other party arising out of, or in connection with or related to, the Merger or the transactions contemplated by this Agreement not in excess of $1,000,000 (the "Out-of-Pocket Expenses"); provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition, to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

     (b) Expenses. The parties agree that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     Section 11.4   Amendment.

     (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of Parent or the Company and prior to the Effective Time, but after such approvals, no such amendment shall

          (i) alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II, or

          (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Company Common Stock or Parent Common Stock.

     (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.5 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                           ARTICLE XII

                        GENERAL PROVISIONS

     Section 12.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

     Section 12.2   Brokers.

     (a) The Company represents and warrants that, except for Montgomery, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     (b) Parent represents and warrants that no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Company:

               El Chico Restaurants, Inc.
               12200 Stemmons Freeway
               Suite 100
               Dallas, Texas 75234
               Attention: Wallace A. Jones, President
               Fax:  (972) 888-8198

               with a copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Avenue, Suite 3200
               Dallas, Texas 75202
               Attention: Ronald J. Frappier, Esq.
               Fax: (214) 855-4300

          (ii) if to Parent or Sub:

               El Chico Holding Company, LP.
               5956 Sherry Lane, Suite 1401
               Dallas, Texas 75225
               Attention: Cracken, Harkey, Street & Co., L.L.C.
               Fax: (214) 750-7086

               with a copy to:
               Cassell & Stone, L.L.P.
               5956 Sherry Lane, Suite 1400
               Dallas, Texas 75225
               Attention: Dennis R. Cassell, Esq.
               Fax: (214) 696-0377

     Section 12.4   Miscellaneous.

     (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, except that with the Company's prior written consent, which consent shall not be unreasonably conditioned or withheld, Parent may assign its rights and obligations hereunder to U.S. Restaurant Properties Master, L.P., and (iii) shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

     Section 12.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

     Section 12.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 12.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in Section 9.6 and rights of the persons specified in Section 9.14, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 12.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                  El Chico Holding Company, L.P.

                  By : Cracken, Harkey, Street & Co.,L.L.C., General Partner

                  By: /s/John D. Harkey, Jr.
                      -----------------------------------
                      John D. Harkey, Jr., Manager



                  El Chico Acquisition, Inc.

                  By: /s/John D. Harkey, Jr.
                      -----------------------------------
                      John D. Harkey, Jr., President



                  El Chico Restaurants, Inc..

                  By: /s/Wallace A. Jones
                      -----------------------------------
                      Wallace A. Jones, President and Chief
                      Executive Officer